Exhibit 99.1

GLOBAL CROSSING COMPLETES PRIVATE OFFERING OF

$750 MILLION OF ITS 12% SENIOR SECURED NOTES DUE 2015

FOR IMMEDIATE RELEASE: September 22, 2009

Florham Park, N.J. – Global Crossing Limited (NASDAQ: GLBC) announced today that it has completed its previously announced offering of $750 million in aggregate principal amount of its 12% senior secured notes due 2015 (the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Global Crossing intends to use net proceeds of the offering to refinance Global Crossing Limited’s existing term loan facility, to fund the purchase of senior notes issued by GC Impsat Holdings I Plc and to provide capital for general corporate purposes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The notes have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects approximately 400 cities in approximately 45 countries worldwide, and delivers services to nearly 700 cities in more than 60 countries and six continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide. The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs. Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

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Statements in this press release about expected future events are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

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CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com